EXHIBIT 99.1

Louisiana Bancorp, Inc. Announces Earnings for the First Quarter and the Extension of Stock Repurchase Programs

METAIRIE, La., May 2, 2011 (GLOBE NEWSWIRE) -- Louisiana Bancorp, Inc. (the "Company") (Nasdaq:LABC), the holding company for Bank of New Orleans (the "Bank"), announced today that the Company's net income for the quarter ended March 31, 2011 was $579,000, or $0.18 per diluted share, a decrease of $6,000 from the first quarter of 2010. Net interest income was $2.5 million during the first quarter of 2011, a decrease of $141,000 compared to the first quarter of 2010. Non-interest income increased by $108,000 between the respective quarters due primarily to increases in our fees earned on reverse mortgage loan originations and increased gains on the sale of residential mortgage loans. Non-interest expense was $1.7 million for the first quarter of 2011, a decrease of $17,000 compared to the first quarter of 2010.

In addition, the Company announced that it has extended the duration of its stock repurchase programs that were announced on November 1, 2010 and February 23, 2011 for a period of six months to November 2, 2011. There are currently 4,096 shares remaining to be purchased under the November 1, 2010 program and 180,797 shares under the February 23, 2011 program. These shares may be acquired in the open market or privately negotiated transactions, as and when deemed appropriate by management.

Lawrence J. LeBon, III, Chairman, President and Chief Executive Officer of the Company and the Bank, stated: "During the first quarter of the year, the Company was successful in increasing its loan portfolio by $5.1 million and deposits by $4.5 million, compared to the respective year-end balances. This growth is attributed to the notable efforts of our staff in building upon existing banking relationships during the period, as well as the development of new personal and commercial clients. Our goal is to build long-term shareholder value in our Company by building profitable banking relationships that address the financial needs of our community."

Total assets were $324.5 million at March 31, 2011, an increase of $3.6 million from December 31, 2010. Cash and cash equivalents were $11.2 million and $6.6 million at March 31, 2011 and December 31, 2010, respectively. Total securities available-for-sale were $63.3 million at March 31, 2011, an increase of $854,000 compared to December 31, 2010. This increase incurred primarily in US Agency debt securities with maturities of three years or less. During the first quarter of 2011, total securities held-to-maturity decreased by $6.4 million, to $57.1 million. This decrease in the balance of our securities held-to-maturity was due to the receipt of scheduled principal reductions in addition to accelerated prepayments of the underlying mortgage loans on mortgage-backed securities.  Net loans receivable were $184.2 million at March 31, 2011, an increase of $5.1 million compared to December 31, 2010. During the quarter ended March 31, 2011, our first mortgage loans secured by multifamily residential collateral increased by $2.1 million, and our first mortgage loans secured by non-residential commercial real estate increased by $3.5 million.

Total deposits were $192.8 million at March 31, 2011, and $188.4 million at December 31, 2010. Non-interest bearing deposits increased during the three month period by $2.1 million, to $10.3 million, and interest-bearing deposits increased by $2.3 million, to $182.6 million. Total Federal Home Loan Bank advances and other borrowings were $67.5 million at March 31, 2011, a decrease of $789,000 from December 31, 2010.

Total shareholders' equity was $61.0 million at March 31, 2011, an increase of $688,000 from December 31, 2010. During the first quarter of 2011, the Company acquired 17,603 shares of Treasury stock at a cost of $259,000, pursuant to its repurchase plans. Total shareholders' equity was further decreased by a reduction in accumulated other comprehensive income of $181,000 These decreases were offset by net income of $579,000, and the release of 42,284 shares held by the Recognition and Retention Plan Trust, with a cost basis of $533,000, which became vested and were released to plan participants.   The Bank's tier 1 capital ratio was 16.01% at March 31, 2011, which was well in excess of well-capitalized regulatory standards at such date. Tier 1 risk-based capital and total risk-based capital were 33.30% and 34.33%, respectively, at March 31, 2011.

Net interest income was $2.5 million during the first quarter of 2011, a decrease of $141,000 compared to the first quarter of 2010. During the 2011 period, interest income was $3.8 million, a decrease of $262,000 compared to 2010 period. This decrease in interest income is attributed to a decrease in average interest-earning assets of $4.9 million between the respective quarterly periods, and a 25 basis point decrease in the average yield on our interest-earning assets. The decrease in average yield is attributed to the decline in market rates of interest between the periods. Interest income on loans receivable was $2.7 million during the first quarter of 2011, an increase of $279,000 compared to the first quarter of 2010. The increase in interest income from loans was due primarily to a $22.0 million increase in the average balance of our loans receivable, the effect of which was reduced by a 12 basis point decrease in the average yield of our loan portfolio. The average balance of our mortgage-backed securities decreased by $39.4 million during the first quarter of 2011 compared to the first quarter of 2010, contributing to a decrease in interest income on mortgage-backed securities of $518,000.

Total interest expense was $1.4 million, with our interest-bearing liabilities having an average cost of 2.19% during the first quarter of 2011, compared to $1.5 million and an average cost of 2.43% for the first quarter of 2010. The average rate paid on interest-bearing deposits was 1.57% during the quarter ended March 31, 2011, a decrease of 32 basis points from the quarter ended March 31, 2010. Interest expense on borrowings was $653,000 at an average cost of 3.83% during the first quarter of 2011, and $648,000 at an average cost of 3.90% during the first quarter of 2010.  The net interest rate spread between our interest-earning assets and our interest-bearing liabilities was 2.69% for first quarter of 2011, compared to 2.70% for the first quarter of 2010. Our net interest margin, which expresses net interest income as a percentage of average interest-earning assets, was 3.14% for the three month period ended March 31, 2011, a decrease of 13 basis points from the three month period ended March 31, 2010.

The Company recorded provisions for loan losses of $37,000 during the first quarter of 2011, compared to provisions for loan losses of $44,000 during the first quarter of 2010. During the first quarter of 2011, the Company recorded charge-offs of $2,000 against its home equity loans and lines of credit. In addition, non-performing assets were decreased by $523,000 during the period. This decrease in non-performing assets was due to a $173,000 reduction in our loans that were accounted for on a non-accrual basis, and a $350,000 reduction in other real estate owned. Our allowance for loan losses was $1.8 million at March 31, 2011, or 244.08% of our non-performing loans at such date. Stated as a percentage of total loans receivable, our allowance for loan losses was 0.96% and 0.97% at March 31, 2011 and December 31, 2010, respectively.

Non-interest income for the first quarter of 2011 was $200,000, an increase of $108,000 from the first quarter of 2010. Customer service fees, which are primarily comprised of fees earned on transaction accounts and broker fees earned on certain loan sales, were $125,000 during the 2011 period, an increase of $60,000 from the 2010 period. This increase was due to a $56,000 increase in the fees earned on reverse mortgage loan originations. Gains on the sale of mortgage loans were $56,000 during the first quarter of 2011, compared to $23,000 during the first quarter of 2010. Other non-interest income was $19,000 and $4,000, respectively for the three month periods ended March 31, 2011 and 2010.

Non-interest expense for the quarter ended March 31, 2011 was $1.7 million, a decrease of $17,000 from the quarter ended March 31, 2010. Salaries and employee benefits expense decreased by $44,000, to $1.1 million, during the first quarter of 2011 compared to the first quarter of 2010. Occupancy expenses were $277,000 and $275,000 for the respective quarters ended March 31, 2011 and 2010. Our FDIC deposit insurance premiums increased by $11,000 during the first three months of 2011 compared to the first three months of 2010. This increase was due to increases in our deposit assessment base and the prevailing FDIC insurance premium rate. Other non-interest expenses were $224,000 and $196,000, respectively, for the period ended March 31, 2011 and 2010. This increase is primarily due to an increase in our pre-foreclosure legal expenses and an increase in our advertising expenditures compared to the 2010 period.

Income tax expense was $306,000 based on pre-tax income of $885,000 during the first quarter of 2011 compared to income tax expense of $309,000 on pre-tax income of $894,000 during the first quarter of 2010.

This news release contains certain forward-looking statements.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may."

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors ‑ many of which are beyond our control ‑ could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Louisiana Bancorp's Annual Report on Form 10-K for the year ended December 31, 2010, which is available from the SEC's website, www.sec.gov, or the Company's website, www.bankofneworleans.net, describes some of these factors, including market rates of interest, competition, risk elements in the loan portfolio, general economic conditions, the level of the allowance for losses on loans, geographic concentration of our business, risks of our growth strategy, dependence on our management team, regulation of our business, anticipated increases in deposit insurance premiums and actions by the U. S. government to stabilize the financial markets. Forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
(Dollars in thousands, except per share amounts)

	March 31	December 31,
	2011	2010
	(unaudited)

Selected Financial and Other Data:
Total assets	$ 324,483	$ 320,875
Cash and cash equivalents	11,214	6,610
Securities available-for-sale
Investment securities	49,923	47,106
Mortgage-backed securities	13,420	15,383
Securities held-to-maturity
Investment securities	1,004	1,354
Mortgage-backed securities	56,125	62,185
Loans receivable, net	184,170	179,110
Deposits	192,816	188,362
FHLB advances and other borrowings	67,459	68,248
Shareholders' equity	60,966	60,278

Book Value per Share	$16.83	$16.56

	Three Months Ended March 31,
	2011	2010
	(unaudited)
Selected Operating Data:
Total interest income	$ 3,831	$ 4,093
Total interest expense	1,363	1,484
Net interest income	2,468	2,609
Provision for loan losses	37	44
Net interest income after provision for loan losses	2,431	2,565
Total non-interest income	200	92
Total non-interest expense	1,746	1,763
Income before income taxes	885	894
Income taxes	306	309
Net income	$ 579	$ 585

Earnings per share:
Basic	$ 0.19	$ 0.14
Diluted	$ 0.18	$ 0.14
Weighted average shares outstanding
Basic	3,047,246	4,042,270
Diluted	3,154,818	4,153,092

	Three Months Ended March 31,
	2011	2010

Selected Operating Ratios(1):
Average yield on interest-earning assets	4.88%	5.13%
Average rate on interest-bearing liabilities	2.19%	2.43%
Average interest rate spread(2)	2.69%	2.70%
Net interest margin(2)	3.14%	3.27%
Average interest-earning assets to average interest-bearing liabilities	126.20%	130.87%
Net interest income after provision for loan losses to non-interest expense	139.23%	145.49%
Total non-interest expense to average assets	2.17%	2.16%
Efficiency ratio(3)	65.44%	65.27%
Return on average assets	0.72%	0.72%
Return on average equity	3.82%	3.21%
Average equity to average assets	18.80%	22.28%

	At March 31,	At Dec. 31,
Asset Quality Ratios(4):	2011	2010
Non-performing loans as a percent of total loans receivable (5) (6)	0.40%	0.51%
Non-performing assets as a percent of total assets(5)	0.64%	0.81%
Allowance for loan losses as a percent of non-performing loans	244.08%	193.72%
Allowance for loan losses as a percent of total loans receivable (6)	0.96%	0.98%
Net charge-offs during the period to average loans receivable (6)(7)	0.00%	0.10%

Capital Ratios(4):
Tier 1 leverage ratio	16.01%	16.02%
Tier 1 risk-based capital ratio	33.30%	33.68%
Total risk-based capital ratio	34.33%	34.70%

(1) All operating ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.

(2) Average interest rate spread represents the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.

(3) The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.

(4) Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable. Capital ratios are for the Bank, only.

(5) Non-performing assets consist of non-performing loans and real estate owned. Non-performing loans consist of all non-accruing loans and accruing loans 90 days or more past due. Non-performing loans are reported gross of allowance for loan losses.

(6) Loans receivable are presented before the allowance for loan losses but include deferred costs/fees.

(7) Net charge-offs are presented on a quarterly basis.
CONTACT: Lawrence J. LeBon, III,
         Chairman, President &
         Chief Executive Officer
         or
         John LeBlanc,
         SVP & Chief Financial Officer
         Telephone: (504) 834-1190